Exhibit 10.86

THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD
(<award_date>)
This GLOBAL RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to <first_name> <last_name> (the “Participant”) as of <award_date> (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (As Amended and Restated With Respect to Awards Granted Under the Plan on or after January 1, 2013) (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.
1.Grant of Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan <shares_awarded> restricted stock units (“RSUs”). Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) on the delivery date as provided herein. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.
2.Vesting. Subject to Sections 3 and 8 below, the restrictions on the applicable percentage of the RSUs shall lapse and such percentage of the RSUs shall vest on each “Vesting Date” set forth in the following schedule provided the Participant remains in the continuous active employ of the Company or its Affiliates during the period commencing on the Award Date and ending on the applicable Vesting Date:

<vesting_schedule>
The foregoing provisions notwithstanding, and subject to the provisions of Section 7 below, the Company may cause such number of RSUs to vest prior to the Vesting Dates to the extent necessary to satisfy any Tax-Related Items (as defined in Section 7 below) that may arise before the Vesting Dates.
3.Termination of Employment.
(a) If the Participant ceases to provide services as an employee of the Company and its Affiliates (i) due to death or Disability, or (ii) on or after the one year anniversary of the Award Date as a result of Retirement, any unvested RSUs shall become fully vested as of the date the Participant ceases to provide services.
(b) Except as otherwise provided in Section 3(a) hereof, the Participant shall forfeit all rights to and interests in the unvested RSUs if the Participant ceases to provide services as an employee of the Company and its Affiliates.
4.Voting. The Participant will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying Shares.
5.Dividend Equivalents. Unless the Committee determines otherwise, in the event that a dividend is paid on Shares, an amount equal to such dividend shall be credited for the benefit of the Participant based on the number of RSUs credited to the Participant as of the dividend record date, and such credited dividend amount shall be in the form of an additional number of RSUs (which may include fractional RSUs) based on the Fair Market Value of a Share on the dividend payment date. The additional RSUs credited in connection with a dividend will be subject to the same restrictions as the RSUs in respect of which the dividend was paid, including, without limitation, the provisions governing time and form of settlement or payment applicable to the associated RSUs.
6.Transfer Restrictions. The RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the RSUs that have not been settled shall immediately be forfeited.

7.Withholding Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividend equivalents or dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the RSU. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Anything in this Section 7 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 9 for any portion of the RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
8.Change in Control. Notwithstanding anything to the contrary in Section 3, if there is a Change in Control of the Company prior to the payment of the Award, the terms set forth in Section 6(d)(ii) of the Plan (including Good Reason protection under Section 6(d)(ii)(ii) thereof) shall govern.
9.Delivery of Shares.
(a)The Shares subject to the Award shall be delivered on (i) the applicable Vesting Dates or, (ii) if earlier, the earliest vesting event contemplated under (1) Section 3 above in connection with the Participant’s death or the termination of the Participant’s employment due to Disability or Retirement or (2) Section 8 above in connection with a Change in Control; provided, however, that if the Award or settlement of the Award constitutes an item of deferred compensation under Code Section 409A and the Change in Control is not a “change in control event” within the meaning of Code Section 409A, the Shares subject to the Award shall be delivered in accordance with the applicable Vesting Dates or, if earlier, the earliest vesting event contemplated under Section 3 in connection with the Participant’s death or the termination of the Participant’s employment due to Disability or Retirement.
(b)Anything in the provisions of this Award to the contrary notwithstanding, if the Participant is a U.S. taxpayer and the delivery of the Shares subject to of the Award or any other payment under this Award constitutes an item of deferred compensation under Code Section 409A and becomes payable to the Participant by reason of his or her termination of employment shall not be made to such Participant unless his or her termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). In addition, if such Participant is at the time of such separation from service a “specified employee” (within the meaning of Code Section 409A), the delivery of the Shares (or other payment) described in the foregoing sentence shall be made to the Participant on the earlier of (i) the first day immediately following the expiration of the six-month period measured from such Participant’s separation from service, or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under U.S. Treasury Regulations issued under Code Section 409A.

(c)Until the Company determines otherwise, delivery of Shares on each applicable settlement date will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.
10.Change in Capital Structure. The terms of this Award, including the number of RSUs, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.
11.Additional Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Employee Agreement for Equity Recipients as provided by the Company to the Participant.
12.Code Section 409A. This Award is intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject any U.S. taxpayer Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the provisions of this Award will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A. This Section 12 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon settlement of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
13.Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award (including the appendix) constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.
14.No Rights to Continued Employment. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such Employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award in the future, or benefits in lieu of RSUs, even if RSUs have been granted in the past. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of calculating any termination indemnity, severance pay, redundancy, dismissal, end of service payment, bonuses, long-term service awards, retirement, pension payment, welfare benefits, or any other employee benefits. In no event should the Award be considered as compensation for or relating to, past services for the Company, the Employer, or any Affiliate of the Company, nor are RSUs and the Shares subject to the RSUs intended to replace any pension rights or compensation. All decisions with respect to future RSUs, if any, will be at the sole discretion of the Company. The Participant's employment or service relationship will be considered terminated as of the date the Participant is no longer providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Award or determined by the Company, the Participant’s right to vest in RSUs under the Plan, if any, will terminate as of the date that the Participant is no longer providing services as an employee. The Committee shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of the Participant’s RSU grant. Unless otherwise provided in the Plan or Award or by the Company in its discretion, the RSUs and benefits evidenced by this document do not create any entitlement to have the RSUs transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change in Control or other corporate transaction affecting the Shares. The following provisions apply only if the Participant is providing services outside the United States and/or the Company is not the Participant’s employer: In consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant ceasing to provide services to the Company or the Employer (regardless of the reason for the termination, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of any employment agreement) and the Participant irrevocably releases the Company, the Employer and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim. Neither the Company, the Employer nor any Affiliate shall be liable to the Participant for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the RSU or any amounts due to the Participant in the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
15.Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
16.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award by and among, as applicable, the Employer, and the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company, the Employer, and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or an Affiliate, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
17.Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
18.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.
19.Language. If the Participant receives this Award or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.
21.Appendix. Notwithstanding any provisions in this Award, the RSU shall be subject to any special terms and conditions set forth in any Appendix to this Award for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award.
22.Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.Clawback/Recovery. If the Participant is now or is hereafter subject to any clawback policy that the Company has adopted or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, the RSUs will be subject to recoupment in accordance with such clawback policy.
The Participant acknowledges and agrees that, to the extent permitted by applicable law, the Participant will immediately forfeit this Award, and there shall be no further vesting of this Award if the Participant is terminated for a Forfeiture Reason (as defined below).  The Participant will also repay to the Company any financial gains received from any equity award under the Plan during the twelve (12) month period immediately prior to the termination of employment for a Forfeiture Reason.  Such financial gains include (i) the gross (pre-tax) income received from any performance share awards, restricted stock, restricted stock units, stock options or other equity-based awards issued to the Participant; and (ii) the gross (pre-tax) value of any shares of Common Stock whose restrictions have lapsed, valued as of the time said restrictions have lapsed.  A “Forfeiture Reason” includes: (i) substantive violation of the Company’s Code of Conduct; or (ii) criminal activity or fraud related to their employment.
24.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.
25.Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequent breach by the Participant or any other Participant.
26.Governing Law.
(a)The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.
(b)Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.
(c)Each of the Company and the Participant waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of New Jersey and its appellate courts, and (b) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.
IN WITNESS WHEREOF, this Restricted Stock Unit Award has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:______________________________
John B. Reid-Dodick
Chief People Officer

APPENDIX
THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AWARD
This Appendix includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides in one of the countries listed herein. This Appendix forms part of the Award. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Award or the Plan.
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Participant vests in the RSUs, or when the Participant sells the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, the Participant understands that if he or she a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Award Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA
Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award, the RSUs are payable only in Shares.

Australian Offer Document. This offer of RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to Australian resident employees, which will be provided to the Participant with the Award

Notifications

Securities Law Information. If the Participant acquires Shares under the Plan and offers his or her Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice with respect to his or her disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Participant will be required to file the report.

BELGIUM
Terms and Conditions
Termination of Employment. This provision supplements Section 3 of the Award:

With respect to Retirement, the Participant must meet the definition of “Retirement” set forth in the Plan and receive pension benefits directly following the termination date of his or her employment contract.

Notifications

Foreign Asset / Account Reporting Information. The Participant is required to report any securities (e.g., Shares) or bank accounts opened and maintained outside Belgium on his or her annual tax return.

CANADA
Terms and Conditions

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award, the RSUs are payable only in Shares.

No Rights to Continued Employment. The following provision supplements Section 14 of the Award:
For purposes of the RSUs, in the event that the Participant ceases to provide services to the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of local labor laws), the Participant’s right to vest in the RSUs will terminate as of the date that is the earlier of: (1) the date the Participant receives notice of termination of employment from the Employer, or (2) the date the Participant is no longer actively providing services to the Employer, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). The Committee in its sole discretion will determine the date the Participant is no longer actively providing services to the Employer.

The following terms and conditions apply to the Recipients resident in Quebec:

Data Privacy. The following provision supplements Section 16 of the Award:

The Participant hereby authorizes the Company, the Employer and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, the Employer, any Affiliates and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Company, the Employer and any Affiliates to record such information and to keep such information in the Participant’s employee file.

Language Consent. The parties acknowledge that it is their express wish that the Award, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir exigé que cette convention («Award») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Notifications

Securities Law Information. The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed (i.e., New York Stock Exchange).

Foreign Asset/Account Reporting Information. Foreign property, including Shares and RSUs, held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the Participant’s foreign property exceeds $100,000 at any time during the year (thus RSUs must be reported if the $100,000 cost threshold is otherwise exceeded, even though the Participant may not have any cost in the RSUs). It is the Participant’s responsibility to comply with these reporting obligations, and the Participant should consult his or her own personal tax advisor in this regard.

CHINA

The following terms and conditions apply if the Participant is subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Committee in its sole discretion.

Terms and Conditions

Vesting. This provision supplements Section 3 of the Award:

Notwithstanding any provision of the Award, the RSUs shall not vest unless and until the necessary approvals from SAFE or its local counterpart have been received by the Company, the Employer or an Affiliate in China under applicable exchange control rules with respect to the Plan and the equity awards thereunder.

Settlement of RSUs. Notwithstanding anything to the contrary in the Plan or the Award, due to exchange control laws in China, Shares acquired through vestings of RSUs must be maintained in the brokerage account with the designated broker until the Shares are sold.

The Participant understands and agrees that Tax-Related Items due at the vesting of RSUs may be taken by the Employer or an Affiliate in China from the Participant’s salary or other cash compensation.

Exchange Control Requirement. The Participant understands and agrees that, due to exchange control laws in China, the Participant will be required to immediately repatriate to China any cash proceeds from the RSUs. The Participant further understands that, under local law, such repatriation of the cash proceeds will need to be effectuated through a special exchange control account established by the Company, the Employer or an Affiliate in China, and the Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to the Participant.

The proceeds may be paid to the Participant in United States Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Participant in United States Dollars, the Participant understands that he or she will be required to set up a United States Dollar bank account in China and provide the bank account details to the Company, the Employer and/or an Affiliate, so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed through any such special exchange account and acknowledges that the Company may face delays in converting the proceeds into local currency due to exchange control restrictions in China. The Participant agrees that neither the Company, the Employer or any Affiliate can be held liable for any delay in delivering the proceeds to the Participant. The Participant agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

Post-Termination Disposition of Shares. The Participant agrees to dispose of any Shares acquired under the Plan within three (3) months of the termination of employment, regardless of the reason for the termination. If the Participant fails to dispose of any Shares acquired under the Plan within the three-month period, such Shares will be sold (on the Participant’s behalf pursuant to this authorization). The Company reserves the right to allow for a longer post-termination disposition period.
FRANCE
Terms and Conditions
Language Consent. By accepting the RSUs, Participant confirms having read and understood the Plan and the Award, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.

En acceptant les RSUs, le Participant confirme avoir lu et compris le Plan et l'attribution, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
Notifications
Exchange Control Information. The Participant must comply with the exchange control regulations in France. If the Participant retains Shares acquired under the Plan outside France or maintains a foreign bank account, the Participant is required to report such to the French tax authorities when filing the Participant’s annual tax return.
Awards Not Tax-Qualified. The Participant understands that the RSUs are not intended to be French tax-qualified.
GERMANY
Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the sale of Shares acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
INDIA
Notifications

Exchange Control Information. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan within ninety (90) days of receipt and any dividends received in relation to the Shares within one hundred eighty (180) days of receipt to India and convert the funds into local currency. The Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset / Account Reporting Information. The Participant is required to declare any foreign bank accounts and assets (including Shares acquired under the Plan) on his or her annual tax return. The Participant should consult with his or her personal tax advisor to determine his or her reporting requirements.

IRELAND
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award, the RSUs are payable only in Shares.

Termination of Employment. This provision supplements Section 3 of the Award:
With respect to Retirement, the Participant must meet the definition of “Retirement” under the Plan and retire at the Employer’s contractual / normal retirement age directly following the termination date of his or her employment contract.

Notifications

Director Notification. If the Participant is a director, shadow director1

1 A shadow director is an individual who is not on the Board of the Irish subsidiary but who has sufficient control so that the Board of the Irish subsidiary acts in accordance with the “directions or instructions” of the individual.

or secretary of an Irish Affiliate, the Participant is subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is an obligation to notify the Irish affiliate in writing within five (5) business days when the Participant receives an interest (e.g., RSUs, Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, the Participant must notify the Irish Affiliate within five (5) business days when the Participant sells Shares acquired under the Plan. This notification requirement also applies to any rights or Shares acquired by the Participant’s spouse or children (under the age of 18).

MALAYSIA
Terms and Conditions
Data Privacy. The following provisions replace Section 16 of the Award:

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any Affiliate or any third parties authorized by same in assisting in the implementation, administration and management of the Participant’s participation in the Plan.

The Participant may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of

Pesertadengan ini secara eksplisit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan Pelan penyertaan oleh dan di antara Majikan, Syarikat dan mana-mana Syarikat Induk atau Anak Syarikat atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Peserta dalam Pelan tersebut.

Sebelum ini, Peserta mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Participant’s participation in the Plan, details of all RSUs or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant also authorizes any transfer of Data, as may be required, to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any Shares acquired upon settlement of the RSUs are deposited.  The Participant acknowledges that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Participant’s country, which may not give the same level of protection to Data.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The memegang, maklumat peribadi tertentu tentang Peserta, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Peserta dalam Pelan tersebut, butir-butir semua Unit-unit Saham Terbatas atau apa-apa hak lain untuk saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Peserta (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

Peserta juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan Saham-Saham yang diperolehi melalui penyelesaian Unit-unit Saham Terbatas. Peserta mengakui bahawa penerima-penerima ini mungkin berada di

Participant authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Participant’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Elsie Goh, Unit A-30-03, Level 30, Menara UOA Bangsar, Kuala Lumpur 59000.  Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the negara Peserta atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Peserta, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Pesertafaham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Peserta memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Peserta dalam Pelan tersebut. Peserta faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tesebut. Peserta faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai consent is that the Company would not be able to grant future RSUs or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya, di mana butir-butir hubungannya adalah Elsie Goh, Unit A-30-03, Level 30, Menara UOA Bangsar, Kuala Lumpur 59000. Selanjutnya, Peserta memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Peserta tidak bersetuju, atau jika Peserta kemudian membatalkan persetujuannya, status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan Unit-unit Saham Terbatas pada masa depan atau anugerah ekuiti lain kepada Peserta atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, Peserta faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tesebut. Untuk maklumat lanjut mengenai akibat keengganan untuk memberikan keizinan atau penarikan balik keizinan, Peserta fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .
Notifications

Director Notification Obligation. If the Participant is a director of a Malaysian Affiliate, the Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when The Participant receives or disposes of an interest (e.g., RSUs, Shares, etc.) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
NETHERLANDS

Terms and Conditions

Termination of Employment. This provision supplements Section 3 of the Award:

With respect to Retirement, the Participant must meet the definition of “Retirement” set forth in the Plan and is eligible to receive and will receive (pre)pension or early retirement benefits directly following the termination date of his or her employment contract.
SINGAPORE

Terms and Conditions

Securities Law Information. The RSUs are being granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the RSU grant is subject to section 257 of the SFA and the Participant should not make any subsequent sale of the Shares in Singapore or any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made (1) after six (6) months from the Award Date or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Notifications

Director Notification Requirement. If the Participant is a Chief Executive Officer (“CEO”) or a director, associate director or shadow director of the Company’s Singapore Affiliate, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when the Participant receives an interest (e.g., unvested RSUs, Shares, etc.) in the Company or any Affiliates within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when Shares acquired at vesting are sold), or (iii) becoming a CEO, director, associate director or shadow director.

SWITZERLAND
Notifications

Securities Law Information. The grant is not intended to be publicly offered in or from Switzerland and is therefore not subject to registration. Neither this document nor any other materials relating to the RSUs constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this Award nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland.
UNITED KINGDOM
Terms and Conditions

Withholding Taxes. This provision supplements Section 7 of the Award:

If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year during which the event giving rise to the liability occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 7 of the Award or by demanding cash or a cheque from the Participant.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and income tax is not collected from or paid by the Participant within 90 days of the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The Participant acknowledges that the Participant ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Participant agrees the Company or the Employer may recover at any time thereafter by any of the means referred to in Section 7 of the Award.

RSUs Payable in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award, RSUs granted to the Participant in the United Kingdom do not provide any right for the Participant to receive a cash payment; the RSUs are payable in Shares only.
Termination of Employment. This provision supplements Section 3 of the Award:

With respect to Retirement, the Participant must meet the definition of “Retirement” set forth in the Plan and retire at the Participant’s State Pension age directly following the termination date of his or her employment contract.